Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	Stacey Sullivan, Media Relations	Marie Perry, Investor Relations
	(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL ANNOUNCES NEW $400 MILLION

INVESTMENT GRADE STRUCTURED, FIVE-YEAR CREDIT FACILITY

DALLAS (June 23, 2010) – Brinker International, Inc. (NYSE: EAT) entered into a $400 million unsecured, senior credit facility consisting of a $200 million revolver and a $200 million term loan. Execution of the new credit facility is a milestone in Brinker’s Plan to Win, which further solidifies the company’s financial position and allows for investment in future initiatives highlighted during its recent Investor Conference.

After aggressively reducing debt by $190 million during fiscal year 2010, Brinker had $200 million outstanding on an original $400 million term loan and zero outstanding on the previous revolver prior to entering into the new credit facility. As of today’s date, Brinker will have an unfunded revolver and $200 million outstanding on the term loan which will expire in June 2015. Due to replacing existing credit facilities prior to expiration, the company will be required to expense approximately $1.7 million of deferred financing fees in the fourth quarter.

“Our ability to close this transaction with an investment grade structure and market-leading five-year facility is a testament to the strength of Brinker’s brands, balance sheet, considerable cash flow and strong banking relationships,” said Marie Perry, Vice President of Investor Relations and Treasurer for Brinker International.

The combined facility replaced the company’s existing term loan and revolver which were to expire in October 2010 and February 2012, respectively. The five year tenor extends Brinker’s debt maturity profile and allows the credit facility to expire beyond the maturity of the company’s 5.75 percent notes in May 2014.

Brinker International Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,700 restaurants under the names Chili’s® Grill & Bar, On The Border Mexican Grill & Cantina® and Maggiano’s Little Italy®. Brinker also holds a minority investment in Romano’s Macaroni Grill®.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste and behavior, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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